Schedule A

Trusts and Portfolios Covered by the Sub-Advisory Agreement, dated as of June 1, 2017,

between

Fidelity Management & Research Company

and

FMR Investment Management (U.K.) Limited

Name of Trust	Name of Portfolio	Type of Fund	Effective Date
Fidelity Salem Street Trust	Fidelity Advisor Series Short-Term Credit Fund	Fixed Income	11/20/2014
Fidelity Salem Street Trust	Fidelity Series Government Money Market Fund	Money Market	1/14/2016
Fidelity Salem Street Trust	Fidelity Series Inflation-Protected Bond Index Fund	Fixed Income	7/16/2009
Fidelity Salem Street Trust	Fidelity Series Investment Grade Bond Fund	Fixed Income	9/18/2008
Fidelity Salem Street Trust	Fidelity Series Short-Term Credit Fund	Fixed Income	11/20/2014
Fidelity Salem Street Trust	Fidelity Series Long-Term Treasury Bond Index Fund	Fixed Income	4/14/2016

Agreed and Accepted

as of June 1, 2017

Fidelity Management & Research Company	FMR Investment Management (U.K.) Limited

By:

_/s/ Jean Raymond______

By:

_/s/ Mark D. Flaherty____

Name:

Jean Raymond

Name:

Mark D. Flaherty

Title:

Treasurer

Title:

Director